EXHIBIT 99.1

State Auto Financial reports first quarter 2017 results
•Quarterly loss of $0.10 per share
•Quarterly GAAP combined ratio of 109.2%
•Return on equity of 1.5%
•Book value per share of $21.50

COLUMBUS, OHIO - May 2, 2017 - State Auto Financial Corporation (NASDAQ:STFC) today reported a first quarter 2017 net loss of $4.1 million, or $0.10 per diluted share, compared to net income of $3.0 million, or $0.07 per diluted share, for the same 2016 period. Net loss from operations1 per diluted share for the first quarter 2017 was $0.22 versus net income from operations1 per diluted share of $0.05 for the same 2016 period.
Operating Results
STFC’s GAAP combined ratio for the first quarter 2017 was 109.2 compared to 103.9 for the same 2016 period. Catastrophe losses during the first quarter 2017 accounted for 10.8 points of the 73.8 total loss ratio points, or $34.3 million, versus 4.7 points of the total 70.3 loss ratio points, or $15.0 million, for the same period in 2016. Noncatastrophe losses during the first quarter 2017 included 2.4 points of favorable development relating to prior years, or $7.5 million, versus 3.2 points of adverse development, or $10.3 million, for the same period in 2016.
Net written premium for the first quarter 2017 increased 0.4% compared to the same period in 2016. By insurance segment, net written premium for personal and commercial decreased 0.5% and 1.9%, respectively, and specialty increased 6.5%.
Personal auto and homeowners policies in force were lower, while personal auto new business counts were up compared to the first quarter of 2016. Throughout 2016, the company increased its number of personal lines agency appointments, and implemented pricing actions designed to improve personal lines profitability. The decline in the commercial insurance segment was primarily driven by our decision to exit large account business, rate actions to improve profitability in commercial auto, and our focus on underwriting discipline. The growth in the specialty insurance segment was primarily driven by an increase in new business for E&S property and E&S casualty.

Book Value and Return on Equity
STFC’s book value was $21.50 per share as of March 31, 2017 an increase of $0.19 per share from STFC’s book value on Dec. 31, 2016. The increase was due to an increase in the market value of our investment portfolio sightly offset by the net loss. Return on stockholders’ equity for the twelve months ended March 31, 2017, was 1.5% compared to 3.3% for the twelve months ended March 31, 2016.
STFC’s Chairman, President and CEO Mike LaRocco commented on the quarter as follows:
"The first quarter included unusually high catastrophe losses. Our combined ratio of 109.2 included 10.8 points of catastrophe losses; our first quarter five-year average is 3.6 points. I'm very proud of how quickly and thoughtfully our claims teams are helping our customers recover from the devastating storms.
"While the weather had a disproportionate impact on our quarterly financial's, the results without catastrophe losses improved as expected. The non-catastrophe loss ratio improved 2.6 points over the first quarter of 2016.
"The pricing, underwriting and claim actions we've taken over the last 18 months are beginning to take hold and make us optimistic for future positive performance. Our personal and commercial auto lines non-catastrophe loss ratios improved compared to last quarter and all of 2016. We also experienced a second straight quarter with overall favorable loss development.
"We made additional progress in State Auto's transformation during the first quarter of 2017. The rollout of our new personal lines digital platform continues, with regular, ongoing improvements based on feedback from our independent agents and associates. We expect to complete the personal auto and homeowners rollout to our remaining states in 2017, while the rollout for our small commercial products will begin later this year.
"We've taken significant action to turn around State Auto and position us to compete and win. Our associates and independent agents are committed to working together to build a growing and profitable State Auto. This quarter was a solid step in that direction."
About State Auto Financial Corporation
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.
The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.
1 Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.12 per diluted share for the first quarter 2017 versus income of $0.02 for the first quarter 2016.
STFC has scheduled a conference call with interested investors for Tuesday, May 2, at 11 a.m. ET to discuss the Company’s first quarter 2017 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at 2 p.m., May 2, by calling 855-859-2056, conference ID 96704012. Supplemental schedules detailing the Company’s first quarter 2017 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

State Auto Financial Corporation

Media contact:
Kyle Anderson, 614-917-5497
Kyle.Anderson@StateAuto.com

or

Investor contact:
Tara Shull, 614-917-4478
Tara.Shull@StateAuto.com

Consolidated Statements of Income
($ in millions, except per share amounts)
(unaudited)	Three months ended March 31
	2017	2016
Net premiums written	$306.1	$304.8

Earned premiums	317.3	319.9
Net investment income	18.7	17.4
Net realized gain on investments	7.8	1.3
Other income	0.5	0.6
Total revenue	344.3	339.2

(Loss) income before federal income taxes	(5.2)	3.8

Federal income tax (benefit) expense	(1.1)	0.8
Net (loss) income	$(4.1)	$3.0

(Loss) earnings per common share:
- basic	$(0.10)	$0.07
- diluted	$(0.10)	$0.07
(Loss) earnings per share from operations (A):
- basic	$(0.22)	$0.05
- diluted	$(0.22)	$0.05
Weighted average shares outstanding:
- basic	41.9	41.4
- diluted	41.9	41.8
Return on average equity (LTM)	1.5%	3.3%
Book value per share	$21.50	$21.95
Dividends paid per share	$0.10	$0.10
Total shares outstanding	41.9	41.4

GAAP ratios:
Cat loss and ALAE ratio	10.8	4.7
Non-cat loss and LAE ratio	63.0	65.6
Loss and LAE ratio	73.8	70.3
Expense ratio	35.4	33.6
Combined ratio	109.2	103.9

(A) Reconciliation of non-GAAP financial measure:
Net (loss) income from operations:
Net (loss) income	$(4.1)	$3.0
Less net realized gains on investments,
less applicable federal income taxes	5.1	0.9
Net (loss) income from operations	$(9.2)	$2.1